Contacts:

Retrophin, Inc. Marc Panoff, CFO (917) 261-3684 marc@retrophin.com	Rx Communications Group Paula Schwartz (Investors) (917) 322-2216 pschwartz@rxir.com

Retrophin Signs Exclusivity Agreement with a Major Pharmaceutical Company to Negotiate a License to a Product to be Developed for Autism and Schizophrenia

New York, NY (August 16, 2013), Retrophin, Inc. (OTCQB: RTRX) today announced that it has signed an agreement with a major pharmaceutical company for the exclusive right to negotiate a royalty-bearing U.S. license for a product to be developed for the treatment of Autism and Schizophrenia. Pursuant to the exclusivity agreement, Retrophin paid the major pharmaceutical company a non-refundable upfront fee and will have an exclusive period of 120 days to negotiate a license agreement. Upon execution of a license agreement, Retrophin would receive the exclusive right to the intellectual property to develop, manufacture and sell the product in the United States and would pay an additional fee to the major pharmaceutical company.

Commenting on today’s news, Martin Shkreli, Founder, President and Chief Executive Officer of Retrophin, noted, “We are very pleased to have the opportunity to exclusively negotiate a license to a product which may represent an important new therapeutic option for patients with schizophrenia and/or autism spectrum disorders.  Numerous existing studies utilizing this product have shown positive results in autistic people and those suffering from schizophrenia. This data, combined with our own due diligence, leads us to believe that this drug may have significant utility in these indications.”

About Retrophin

Retrophin is a pharmaceutical company focused on the discovery and development of drugs for the treatment of debilitating and often life-threatening diseases for which there are currently no viable patient options. The Company is currently focused on several catastrophic diseases affecting children, including Focal Segmental Glomerulosclerosis (FSGS), Pantothenate Kinase-Associated Neurodegeneration (PKAN), Duchenne Muscular Dystrophy and others. Retrophin’s lead compound, RE-021, is scheduled to begin enrollment in a potentially pivotal Phase 2 clinical trial for FSGS during 2013. For additional information, please visit www.retrophin.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect the Company’s business. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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